Exhibit 99.1

Press Release
Contact:	Hifn, Inc. Corporate Communications 408-399-3520 press@hifn.com

Hifn Acquires Secure Storage Innovator Siafu Software

Acquisition Gives Information Security Leader Hifn Additional Storage Security Software and Expertise, while Expanding Revenue Opportunities and Products to Better Serve the Market

LOS GATOS, Calif., July 23, 2007– Hifn™ (NASDAQ: HIFN), the power behind network and information security, today announced its acquisition of the business of Siafu Software (www.siafusoftware.com), one of the industry’s most innovative providers of secure storage solutions. Responding to OEM customer and end-user demands, Hifn has acquired innovative storage software and industry leading expertise, in addition to a sophisticated channel program and broader array of products to better serve its OEM customers. Headed by John Matze, a well-recognized industry leader and one of the architects for several widely used storage protocols, Siafu Software delivers secure storage networking solutions aimed at the burgeoning Small and Medium-sized Enterprise (SME) market.

“This acquisition dovetails precisely with the direction this industry is heading,” said Benjamin Woo, research vice president, enterprise storage systems for IDC. “Storage customers increasingly are interested in efficient technology solutions that offer data protection through data reduction and security driven by a myriad of issues including policy compliance and cost-effective storage management. SMEs in particular are finally beginning to install these types of solutions to prevent data leakage and comply with privacy and banking regulations. These organizations are also looking for energy efficient solutions that support a more ‘green’ initiative. As a result, the combination of Hifn and Siafu Software should result in a compelling solution across multiple segments.”

In the face of an enormous increase in data that needs to be managed, OEMs and their customers are actively looking for specific functionality that solves the overarching enterprise needs for data integrity, data security and effective storage management. While historically these solutions have been available only to large enterprises, there is growing and significant demand among SMEs for this technology, as the storage needs for this market segment have changed in the face of new regulations and significantly more data to manage. Siafu Software meets these needs with innovative software architecture and associated hardware that deliver the benefits of secure storage networking to the SME

750 University Ave ÷  Los Gatos, CA ÷  408-399-3500

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market.  Siafu's software powers the company’s product line, which includes Siafu Swarm™ and Siafu Sypher™ appliances.

“We are a mid-sized company whose storage requirements mirror larger Enterprises.  We needed to solve our data protection and growing storage consolidation challenges, which we addressed with the Siafu Swarm appliance,” said Shawn Partridge, director of information services for Cascade Die Casting Group, Inc.  “I am impressed with the Swarm appliance and would recommend it to other companies who are faced with the same challenges.  I am looking forward to the next steps Hifn will take with its newly acquired capabilities and the company’s additional resources will surely complement the customer experience.”

“This acquisition extends Hifn’s strategy of vertically integrating its data protection solutions to fill the gap in the convergence of storage, security and networking infrastructure,” said Albert E. Sisto, Hifn’s chairman and CEO. “The combination of Siafu Software’s storage software expertise with our own security and data protection footprint effectively makes us one of the best positioned companies in the world to address this growing market. In addition, Siafu Software’s products give us another revenue-generating opportunity while simultaneously enabling us to more effectively meet our OEM customers’ demands.”

Hifn plans to take full advantage of the experience of the Siafu Software team, as well as continuing to support its existing channel organization and customer base.

“Hifn and Siafu Software are the ideal combination for SME customers looking for secure storage infrastructure,” said John Matze, former CEO of Siafu Software. “No other vendor has done more than Hifn to advance the convergence of storage, security and networking for this industry. We were already using Hifn’s technology within our appliances prior to this event, so I understand exactly what innovation they bring to the table.”

About Hifn

Hifn (NASDAQ:HIFN) powers network and information security. Leveraging over a decade of leadership and expertise in data encryption and compression, we are a trusted partner to industry innovators for whom security is critical to their success. With the majority of secure global communications flowing through Hifn technology, the convergence of security, storage and assured access drives our product roadmap forward. We will continue as the first resource for the toughest security requirements because we anticipate as we innovate in a field that leaves no margin for error. Hifn sets the industry standards and technology firsts to secure, compress and assure information wherever needed. For more information, please visit: www.hifn.com.

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“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, statements regarding the Company’s future financial performance including, without limitation, statements related to expanding revenue opportunities, the combination of Hifn and Siafu Software being powerful, extending Hifn’s strategy of vertically integrating its data protection solutions to fill the gap, Hifn as the best positioned company to address this growing market, Siafu Software’s products as another revenue-generating opportunity while enabling us to meet our OEM customer demands and taking advantage of the Siafu Software team and similar statements are all forward-looking statements within the meaning of the Safe Harbor that may cause actual results to differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: dependency on a small number of customers; customer demand and customer ordering patterns; and orders from Hifn’s customers may be below the company’s current expectations. These and other risks are detailed from time to time in Hifn’s filings with the Securities and Exchange Commission. Hifn expressly disclaims any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.